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                                                                    Exhibit 5.1

             OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.


                                 May 20, 1999


ResortQuest International, Inc.
530 Oak Court Drive
Suite 360
Memphis, Tennessee 38117

Ladies and Gentlemen:

    We have acted as counsel to ResortQuest International, Inc., a Delaware corporation (the "Company"), in connection with the registration of 2,615,856 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, pursuant to the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to shares of Common Stock issuable pursuant to the Company's Amended and Restated 1998 Long-Term Incentive Plan (the "Plan").

    In our opinion, the Common Stock to be registered under the Registration Statement has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                        Very truly yours,


                        AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.